SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

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SCHEDULE 14D-9

SOLICITATION/RECOMMENDATION STATEMENT UNDER
SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

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Conmed Healthcare Management, Inc.
(Name of Subject Company)

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Conmed Healthcare Management, Inc.
(Name of Person(s) Filing Statement)

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Common Stock, $.0001 par value
(Title of Class of Securities)

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20741M03
(CUSIP Number of Class of Securities)

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Richard W. Turner

Chief Executive Officer

Conmed Healthcare Management, Inc.

7250 Parkway Dr., Suite 400

Hanover, Maryland 21076

(410) 567-5520
(Name, Address and Telephone Number of Person
Authorized to Receive Notice and Communications on Behalf of
the Person(s) Filing Statement)

With copies to:

James A. Grayer, Esq.

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10036

(212) 715-9100

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☒ Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01, 5.02, 8.01 and 9.01 of the Current Report on Form 8-K filed by Conmed Healthcare Management, Inc. on July 18, 2012 (including all exhibits attached thereto) is incorporated herein by reference.

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